New York Life Investments ETF Trust 485BPOS

Exhibit (h)(4)

Execution Version

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

NEW YORK LIFE INVESTMENTS ETF TRUST

AND

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

This Expense Limitation Agreement (this “Agreement”) is made and entered into as of August 23, 2022 between New York Life Investments ETF Trust, a Delaware statutory trust (the “Trust”), for itself and on behalf of the funds listed on Schedule A (each, a “Fund” and, collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Trust and the Advisor desire to amend and restate this Agreement effective August 28, 2024 to reflect that: i) the Trust has changed its name from IndexIQ ETF Trust to New York Life Investments ETF Trust; ii) the name of each series of the Trust (each a “Fund” and, collectively, the “Funds”) as listed on Schedule A hereto has been changed; and iii) the Advisor has replaced IndexIQ Advisors LLC (the former investment adviser to the Trust and the Funds) as investment adviser to the Trust and the Funds;

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust dated August 27, 2008, as amended and restated on September 27, 2016 and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type;

WHEREAS, the Funds are series of the Trust;

WHEREAS, there is one class of interests in each Fund;

WHEREAS, the Trust, on behalf of each Fund, and the Advisor entered into an Investment Advisory Agreement dated April 15, 2015, as amended (“Advisory Agreement”), which continues in effect, pursuant to which the Advisor provides investment advisory services to the Funds; and

WHEREAS, the Funds and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to set forth and approve the terms by which the Advisor limits the expenses of a Fund, and, therefore, have entered into this Agreement in order to maintain such Fund’s respective expense ratios within the Operating Expense Limit, as defined below, as set forth for such Fund on Schedule A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Expense Limitation.

(a)            Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor (but excluding interest, taxes, brokerage commissions, dividend payments on short sales, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of a Fund’s business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) incurred by a Fund in any fiscal year (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Advisor.

(b)            Operating Expense Limit. A Fund’s maximum operating expense limit (“Operating Expense Limit) in any year shall be that percentage of the average daily net assets of such Fund (or such class of such Fund, as may be designated), as set forth on Schedule A hereto.

(c)            Method of Computation. To determine the Advisor’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for a Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of such Fund, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor may also remit to such Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(d)            Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.            Term and Termination of Agreement.

This Agreement shall become effective with respect to a Fund on the date specified for the Fund in Schedule A hereto and shall remain in effect unless terminated by the Board of Trustees of the Trust (the “Board”). This Agreement may be terminated in whole or with respect to a Fund at any time, and without payment of any penalty, by the Board, on behalf of a Fund, upon sixty days’ written notice to the Manager. The Manager agrees that it may not terminate this Agreement without approval of the Board.

3.            Miscellaneous.

(a)            Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)            Interpretation. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

(c)            Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

(d)            Prior Agreements. Upon the effective date of this Agreement with respect to a Fund, this Agreement shall supersede any previously effective agreement to waive fees for a Fund.

(e)            Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

(f)            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulation promulgated thereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of August 28, 2024.

NEW YORK LIFE INVESTMENTS ETF TRUST, FOR ITSELF AND ON BEHALF OF THE FUNDS	NEW YORK LIFE INVESTMENT MANAGEMENT LLC

/s/ Jack R. Benintende	/s/ Kirk C. Lehneis
By: Jack R. Benintende	By: Kirk C. Lehneis
Title: Vice President	Title: Senior Managing Director

SCHEDULE A

(As of August 28, 2024)

Funds and Operating Expense Limits

Fund	Operating Expense Limit	Effective Date
NYLI 500 International ETF	0.25%	August 31, 2022
NYLI Candriam U.S. Large Cap Equity ETF	0.09%	August 31, 2022
NYLI Candriam International Equity ETF	0.15%	August 31, 2022
NYLI Healthy Hearts ETF	0.45%	August 31, 2022
NYLI Engender Equality ETF	0.45%	August 31, 2022
NYLI Clean Oceans ETF	0.45%	August 31, 2022
NYLI Cleaner Transport ETF	0.45%	August 31, 2022
NYLI U.S. Large Cap R&D Leaders ETF	0.14%	August 31, 2022
NYLI Global Equity R&D Leaders ETF	0.18%	August 31, 2022
NYLI CBRE NextGen Real Estate ETF	0.60%	August 31, 2022
NYLI Candriam U.S. Mid Cap Equity ETF	0.15%	September 29, 2022

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